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                                                                    EXHIBIT 11.1
                      DIGITAL GENERATIONS SYSTEMS, INC.
                    STATEMENTS OF COMPUTATION OF WEIGHTED
                            AVERAGE COMMON SHARES
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                YEAR ENDED       YEAR ENDED    YEAR ENDED
                                               DECEMBER 31,     DECEMBER 31,   DECEMBER 31,
                                                   1997            1996          1995
                                                 --------        --------       -------
Net loss                                         $(14,775)       $ (9,127)      $(8,780)
                                                 ========        ========       =======
Weighted average common shares outstanding         11,893          10,488           898
                                                 ========        ========       =======

Basic and diluted net loss per, share (1)        $  (2.52)       $  (0.87)      $ (9.78)
                                                 ========        ========       =======

(1) For the year ended December 31, 1997, the net loss per share was computed as net loss of $14,775,000 plus $15,161,000 relating to the preferred stock deemed dividend (See Note 8 to the Consolidated Financial Statements) divided by the weighted average common shares outstanding.